Exhibit 99.1

First Quarter 2016 - Earnings Release

FOR IMMEDIATE RELEASE

From:	Nicole Williams
Uwharrie Capital Corp
704-991-1276

Date:	April 21, 2016

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $518.4 million at March 31, 2016, versus $532.2 million at December 31, 2015.

Net income for the three-month period ended March 31, 2016, was $510 thousand versus $637 thousand for the same period in 2015. For the three months, ended March 31, 2016, net income available to common shareholders was $363 thousand or $0.05 per share compared to $491 thousand or $0.07 per share for March 31, 2015. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company. The difference in earnings for the quarter ending March 31, 2016 versus the same period ending 2015 reflects the additional costs associated with the development of Uwharrie Bank Mortgage.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through Uwharrie Bank, Uwharrie Investment Advisors, and Uwharrie Bank Mortgage. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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